Exhibit 99.1

For Immediate Release Company Contact: Mr. Ran Xiong, Deputy GM Email: xr968@163.net Tel: +86-916-2622612
Investor Relations Contact:
Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Phone: +1-646-213-1915 (NY office)
Elaine Ketchmere, Partner
Email: elaine.ketchmere@ccgir.com
Tel: +1- 310-954-1345 (LA office)

China HGS Announces First Quarter of Fiscal Year 2010 Results

HANZHONG, CHINA – February 11, 2010 – China HGS Real Estate Inc. (OTC Bulletin Board: CAHS) (“China HGS” or the “Company”), a leading residential property developer in Hanzhong, China, today reported financial results for the first quarter of its 2010 fiscal year ended December 31, 2009.

First Quarter Highlights
•	Revenues increased 18.4% year-over-year to $10.4 million
•	Gross profit increased 21.0% to $4.8 million with gross margin of 46.6%
•	Net income was $3.6 million, or $0.08 per diluted share

“In the first quarter of fiscal 2010, we witnessed strong demand for the Projects II and III of Yangzhou Pearl Garden as well as continued Mingzhu Qinju, generating net income in line with our expectations. Demand for our residential projects remains strong and we are not materially affected by the Chinese government’s recent tight monetary policies,” commented Mr. Xiaojun Zhu, Chairman and Chief Executive Officer of China HGS. “In the markets we operate, our average selling price increased 5% to 10% in January 2010, and we expect this trend to continue throughout 2010.”

First Quarter Results

Revenues increased 18.4% to $10.4 million, from $8.8 million in the comparable period of fiscal 2009. The revenue growth during this period was attributable to stronger advertising and sales promotions and a larger customer base.  Sales from the Company’s Yangzhou Pearl Garden project accounted for approximately 100% of the Company’s total revenue during the quarter. [Please confirm]

Gross profit increased 21.0% to $4.8 million, as compared to $4.0 million in the same period last year. Gross margin expanded almost 100 basis points to 46.6%, as compared to 45.6% in the same period a year ago.

Total operating expenses were $1.1 million, up 274.1% from $0.3 million in the same period a year ago. Selling and distribution expenses rose 130.1% to $0.3 million due to increased advertising expenses to raise the Company’s brand awareness among customers in Yang County, a new market. General and administrative expenses (“G&A”) were $0.8 million, up 385.1% year-over-year. The increase in G&A expenses was primarily related to legal and professional expenses associated with being a publicly traded company. Operating expenses as a percentage of revenue were 10.7%, as compared to 3.4% in the same period last year.

Operating income was $3.7 million for the three months ended December 31, 2009, flat with the same period a year ago. Operating margin was 35.8%, compared to 42.2% in the same period a year ago.

Net income was $3.6 million, or $0.08 per diluted share, up 1.3% from $3.5 million, or $0.09 per diluted share, in the same period a year ago.  Diluted earnings per share was calculated using weighted average shares of approximately 45.1 million in the quarter ended December 31, 2009 compared to 39.0 million a year ago.  The increase was the result of increased shares outstanding due to the reverse merger last year.

Financial Condition

As of December 31, 2009, China HGS had $1.9 million in cash and cash equivalents, up from $0.8 million at September 30, 2009. China HGS had working capital of $32.7 million and no long-term debt. Shareholders’ equity was $33.4 million. The Company generated $1.2 million of operating cash flow in the first quarter of fiscal 2010.

Business Outlook

Hangzhou, China HGS’ key market, is located at the center of China’s Grand Western Triangle, which includes some of the most developed cities in China, including Chengdu, Xi’an and Chongqing.  As of December 31, 2009, China HGS had approximately $38.9 million of real estate projects under development. The Company’s major projects under development include Mingzhu Garden in Hanzhong City and Yangzhou Pearl Garden in Yang County.

China HGS re-affirms its previously issued guidance for fiscal year ended September 30, 2010. The Company expects revenues to be approximately $47.5 million to $49.0 million and net income to be approximately $15.5 million to $16.0 million. The Company expects to generate stronger sales in the second quarter of fiscal 2010 than in the first quarter, as migrant workers return home to celebrate the Spring Festival, which marks the traditional sales season for apartment units.

“Despite the fact that many national real estate developers have been impacted by the government’s recent tight monetary policy, China HGS has not been materially affected.  We believe our projects in Hanzhong City and Yang County have little speculative buying due to strong fundamentals and GDP growth,” said Mr. Xiaojun Zhu. “With significant land reserves and a balance sheet with no long-term debt, we believe we will continue to capture opportunities for revenue and profit growth in the year ahead.”

Conference Call

China HGS will conduct a conference call at 10:00 a.m. Eastern Time on Thursday, February 11, 2010 to discuss results for the first quarter of fiscal 2010.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 883-4655. International callers should dial: (706) 758-4585. When prompted by the operator, enter conference ID number: 56336995.

A replay will be available for 14 days starting at 11:00 a.m. Eastern Time on Thursday, February 11, 2010, and can be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. When prompted, please enter conference ID number: 56336995.

About China HGS Real Estate Inc.

China HGS Real Estate Inc., through its wholly-owned subsidiary, Shaanxi Guangsha Investment and Development Group Co., Ltd., specializes in real estate development in China’s second-tier and third-tier cities. The Company’s real estate properties include multi-layer, sub-high-rise, and high-rise apartment buildings. The Company possesses the national grade II real estate qualification and was ranked as the No. 1 property developer in Hanzhong, Shaanxi Province in terms of market share in 2007 and 2008 successively.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

--Financial Tables Follow--

CHINA HGS REAL ESTATE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND SEPTEMBER 30, 2009(UNAUDITED)

	December 31	September 30
	2009	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,942,513	$820,783
Restricted cash	613,431	$412,373
Loans to outside parties, net of allowance	3,956,006	$1,762,022
Due from related party
Real estate property development completed	6,067,557	2,392,003
Real estate property under development	38,906,520	42,522,287
Other current assets	88,808	71,985

Total current assets	51,574,835	47,981,453

Property, plant and equipment, net	695,945	713,008

Total assets	$52,270,780	$48,694,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$585,035	$672,751
Accounts payable	872,997	730,838
Other payables	1,113,839	1,021,147
Customer deposits	13,806,359	14,900,334
Accrued expenses	763,948	125,742
Taxes payable	1,695,482	1,380,694

Total current liabilities	18,837,660	18,831,506

Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 45,050,000 shares issued and outstanding as of December 31, 2009 and September 30, 2009, respectively	45,050	45,050
Additional paid-in capital	17,632,348	17,632,348
Statutory surplus	11,473,560	7,904,531
Retained earnings	3,199,920	3,092,499
Accumulated other comprehensive income	1,951,903	1,950,766

Total stockholders’ equity	33,433,120	29,862,955

Total liabilities and stockholders’ equity	$52,270,780	$48,694,461

CHINA HGS REAL ESTATE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008 (UNAUDITED)

	Three months ended December 31,
	2009	2008

Real estate sales, net of sales taxes of $663,246 and $545,470, respectively	$10,390,857	$8,776,343

Cost of real estate sales, exclusive of depreciation	5,552,590	4,776,439

Gross profit	4,838,267	3,999,904

Operating expenses
Selling and distribution expenses	299,081	129,953
General and administrative expenses	817,230	168,474
Total operating expenses	1,116,311	298,427

Operating income	3,721,956	3,701,477

Other income (expenses)
Interest expenses	(14,752)	(41,571)
Other expenses	0	(309)
Total other income (expenses)	14,752	41,880

Income before income taxes	3,707,204	3,659,597

Provision for income taxes	138,176	137,250

Net income	3,569,028	3,522,347

Other comprehensive income
Foreign currency translation adjustment	1136	978

Comprehensive income	$3,570,164	$3,523,325

Basic and diluted income per common share
- Basic	$0.08	$0.09
- Diluted	$0.08	$0.09

Weighted average common shares outstanding:
- Basic	45,050,000	39,000,000
- Diluted	45,050,000	39,000,000

CHINA HGS REAL ESTATE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008 (UNAUDITED)

	Three months ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$3,569,028	$3,522,965
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	14,246	11,344
Loss on disposal of fixed assets	2,861	308

Changes in assets and liabilities
(Increase) decrease in
Restricted cash	(201,068)	54,437
Accounts receivable	0	(14,784)
Loans to outside parties	(2,194,256)	(350,664)
Real estate property development completed	(3,676,043)	4,776,439
Real estate property under development	3,618,875	(2,533,239)
Due from related party
Other current assets	(16,823)	(214,034)
(Increase) decrease in
Accounts payables	142,141	(349,649)
Other payables	92,647	(522,620)
Customer deposits	(1,095,034)	(6,788,087)
Accrued expenses	638,308	(38,501)
Taxes payable	314,761	365,454

Net cash provided by (used in) operating activities	1,209,643	(2,081,245)

Cash flow from investing activities
Addition of fixed assets	0	(343,447)
Proceeds from disposal of fixed assets	0	0

Net cash used in investing activities	0	(343,447)

Cash flow from financing activities
Proceeds from shareholder loans	0	(412,360)
Repayment of short-term loans	(87,770)	0
Capital contribution		(437,750)

Net cash provided by (used in) financing activities	(87,770)	(850,111)

Effect of changes of foreign exchange rate on cash and cash equivalents	(143)	(504)

Net increase (decrease) in cash and cash equivalents	1,121,730	(1,574,007)

Cash and cash equivalents, beginning of year	820,783	2,121,060

Cash and cash equivalents, end of period	$1,942,513	$546,983

Supplemental disclosure of cash flow information
Interest paid	$13,337	$42,733
Income taxes paid	$31,411	$78,430

Non-cash financing activities
Capital contribution converted from dividend payable	$0	$5,483,508
Capital contribution converted from retained earnings	$0	$10,788,349
Capital contribution converted from surplus	$0	$799,137

For more information, please contact:

    Company Contact:
     Mr. Ran Xiong, Deputy GM
     Email: xr968@163.net
     Phone: +86-916-2622612

    Investor Relations Contact:
     CCG Investor Relations
     Crocker Coulson, President
     Email: crocker.coulson@ccgir.com
     Phone: +1-646-213-1915 (NY office)
     Elaine Ketchmere, Partner
     Email: elaine.ketchmere@ccgir.com
     Phone: +1-310-954-1345 (LA office)